HANGER ORTHOPEDIC GROUP, INC.
                       7700 Old Georgetown Road
                       Bethesda, Maryland 20814


                                                                 May 1, 1995



Dear Stockholder:

         We are pleased to invite you to attend our Annual Meeting of Stockholders. This year it will be on Friday, June 9, 1995, at 10:00 a.m., local time, at the Company's executive offices at 7700 Old Georgetown Road (Second Floor), Bethesda, Maryland. The primary business of the meeting will be to elect directors and ratify the selection of independent accountants.

         A Notice of the Annual Meeting and the Proxy Statement follow. You will also find enclosed a proxy card. We invite you to attend the meeting in person, but if this is not feasible, we think it advisable for you to be represented by proxy. Therefore, if you cannot attend the meeting, we urge you to sign the enclosed proxy card and mail it promptly in the return-addressed, postage-prepaid envelope provided for your convenience.


                                    Sincerely,



                                     Ronald J. Manganiello
                                     Chairman of the Board and
                                     Chief Executive Officer



                                     Ivan R. Sabel
                                     President and Chief Operating
                                     Officer

                         HANGER ORTHOPEDIC GROUP, INC.
                           7700 Old Georgetown Road
                           Bethesda, Maryland 20814


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

         Notice is hereby given that the Annual Meeting of Stockholders of Hanger Orthopedic Group, Inc., a Delaware corporation ("Hanger" or the
"Company"), will be held at the Company's executive offices at 7700 Old Georgetown Road (Second Floor), Bethesda, Maryland 20814 on Friday, June 9, 1995, at 10:00 a.m., local time, for the following purposes:

         1. To elect nine persons to serve as directors of the Company for the ensuing year;

         2. To ratify the selection of Coopers & Lybrand as the independent accountants for the Company for the current fiscal year; and

         3. To transact such other business as may properly come before the meeting.

         Only stockholders of record at the close of business on April 21, 1995 are entitled to notice of, and to vote at, the Annual Meeting.

                                     By order of the Board of Directors,



                                     Richard A. Stein
                                     Secretary

May 1, 1995

                             YOUR VOTE IS IMPORTANT


         Please date, sign and promptly return the enclosed proxy so that your shares may be voted in accordance with your wishes.

         Mail the proxy to us in the enclosed envelope, which requires no postage if mailed in the United States.

         The giving of the proxy does not affect your right to vote in person should you attend the meeting.

                      HANGER ORTHOPEDIC GROUP, INC.
                        7700 Old Georgetown Road
                        Bethesda, Maryland 20814


                            PROXY STATEMENT

                                GENERAL


         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Hanger Orthopedic Group, Inc., a Delaware corporation ("Hanger" or the "Company"), of proxies of stockholders to be voted at the Annual Meeting of Stockholders to be held at the Company's executive offices at 7700 Old Georgetown Road (Second Floor), Bethesda, Maryland at 10:00 a.m., local time, on Friday, June 9, 1995, and any and all adjournments thereof.

         Any stockholder executing a proxy retains the right to revoke it at any time prior to its being exercised by giving notice to the Secretary of the Company.

         This Proxy Statement and the accompanying proxy are being mailed or given to stockholders of the Company on or about May 1, 1995.


                           VOTING SECURITIES

         As of April 21, 1995, a total of 8,290,544 shares of common stock of the Company, par value $.01 per share ("Common Stock"), which is the only class of voting securities of the Company, were issued and outstanding. All holders of record of the Common Stock as of the close of business on April 21, 1995, are entitled to one vote for each share held at the Annual Meeting, or any adjournment thereof, upon the matters listed in the Notice of Annual Meeting. Cumulative voting is not permitted.

         Shares of the Common Stock represented by proxy will be voted according to the instructions, if any, given in the proxy. Unless otherwise instructed, the person or persons named in the proxy will vote (1) FOR the election of the nine nominees for director listed herein (or their substitutes in the event any of the nominees is unavailable for election); (2) FOR the ratification of the selection of Coopers & Lybrand as the independent accountants for the Company for the current fiscal year; and (3) in their discre- tion, with respect to such other business as may properly come before the meeting.

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by the Company for the meeting. The number of shares represented at the meeting in person or by proxy will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the Proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote by the inspectors of election with respect to that matter.

         The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers or regular employees of the Company in person or by telephone.


                       PROPOSAL ONE - ELECTION OF DIRECTORS

         Nine directors are to be elected at the Company's Annual Meeting of Stockholders, each to serve for one year or until his or her successor is elected and qualified. Proxies will be voted at the Annual Meeting, unless authority is withheld, FOR the election of the nine persons named below, who currently are directors of the Company. The Company does not contemplate that any of the persons named below will be unable or will decline to serve; however, if any such nominee is unable or declines to serve, the persons named in the accompanying proxy will vote for a substitute, or substitutes, in their discretion. The following table sets forth information regarding the nominees:


                            POSITION WITH                              BECAME
NAME                        THE COMPANY                        AGE     DIRECTOR

Ronald J. Manganiello       Chairman of the Board, Chief       45      1989
                             Executive Officer and Director

Ivan R. Sabel, CPO          President, Chief Operating         50      1986
                             Officer and Director

Mitchell J. Blutt, M.D.     Director                           38      1989

B. Martha Cassidy           Director                           40      1989

Thomas P. Cooper, M.D.      Director                           51      1990

James G. Hellmuth           Director                           72      1990

William L. McCulloch        Director                           74      1991

Walter J. McNerney          Director                           70      1988

Robert J. Glaser, M.D.      Director                           76      1993

         Ronald J. Manganiello has been Chairman of the Board of Directors and Chief Executive Officer of Hanger since October 1989. Previously, from November 1986 to October 1989, Mr. Manganiello was the Chief Executive Officer of J.E. Hanger, Inc. ("JEH"), which became a wholly-owned subsidiary of the Company in May 1989. Prior to joining JEH, Mr. Manganiello was a Senior Vice President of Drexel Burnham Lambert Incorporated from 1979 through 1986. Mr. Manganiello is a member of the Board of Advisors of the American Stock Exchange.

         Ivan R. Sabel has been President and Chief Operating Officer of Hanger since November 1987. Prior to that time, Mr. Sabel had been Vice President - Corporate Development since September 1986. From 1968 until joining Hanger in 1986, Mr. Sabel was the founder, owner and President of Capital Orthopedics, Inc. before that company was acquired by Hanger. Mr. Sabel is a Certified Pros-thetist and Orthotist ("CPO"), a clinical instructor in orthopedics at the Georgetown University Medical School in Washington, D.C., a member of the Board of Directors of the American Orthotic and Prosthetic Association ("AOPA"), a former Chairman of the National Commission for Health Certifying Agencies, a former member of the Strategic Planning Committee and a current member of the Veterans Administration Affairs Committee of AOPA and a former President of the American Board for Certification in Orthotics and Prosthetics.

         Mitchell J. Blutt, M.D. joined Chemical Venture Partners ("CVP"), an affiliate of Chemical Venture Capital Associates ("CVCA") and Chemical Banking Corporation, in July 1987 and has been a General Partner of CVP since June 1988 and an Executive Partner since June 1991. Dr. Blutt also has been engaged in the practice of medicine for over five years. Prior to joining CVP, Dr. Blutt was a Robert Wood Johnson Foundation Fellow at the University of Pennsylvania from July 1985 to June 1987. He is an adjunct Assistant Professor at the New York Hospital/Cornell Medical Center.

         B. Martha Cassidy is a part-time consultant to CVP and was a General Partner of CVP from October 1988 to December 1992. Previously, Ms. Cassidy was a Vice President of BT Capital Corporation, an affiliate of Bankers Trust New York Corporation, from September 1982 to October 1988. Ms. Cassidy is a director of Applied Extrusion Technologies, Inc., a manufacturer of extruded thermoplastic nets.

         Thomas P. Cooper, M.D. has been employed as the President and Chief Executive Officer of Mobilex U.S.A., providing portable diagnostic services to long term care facilities, since May 1989.
Dr. Cooper was the founder of Spectrum Emergency Care, a provider of emergency room physicians to hospitals and clinics, and Correctional Medical Systems, a provider of health services to correctional facilities. Dr. Cooper has served as Director of Quality Assurance for ARA Living Centers, a company which operates long-term healthcare facilities, and as Medical Director for General Motors Corporation Assembly Division. He currently serves as a consultant to CVCA and is on the faculty of the University of California, San Diego Medical School. Dr. Cooper also is a director of Community Health Systems, Inc.

         James G. Hellmuth serves as a director of BT Capital Corporation, an affiliate of Bankers Trust New York Corporation, as well as a part-time consultant to CVCA. He has been a Commissioner of the Port Authority of New York and New Jersey since 1969. In addition, Mr. Hellmuth was a Managing Director of Bankers Trust Company from 1972 to 1988.

         Brig. Gen. William L. McCulloch, USMC (Ret.) has served as the President of Association Communication and Marketing Services, a public relations firm, since October 1989. Previously, Gen.
McCulloch was the Executive Director of AOPA, the trade association of the orthotic and prosthetic industry, from October 1976 to September 1989. In 1976, Gen. McCulloch retired from active military service after serving 30 years as a U.S. Marine infantry officer.

         Walter J. McNerney has been the Professor of Health Policy at Northwestern University's J.L. Kellogg Graduate School of Management since April 1982. Mr. McNerney was President of the Blue Cross Association from 1961 to 1978 and President of the Blue Cross and Blue Shield Association from 1978 to 1981. Mr. McNerney is Chairman of the Board and acting Chief Executive Officer of American Health Properties, Inc. and is a director of The Stanley Works (principally engaged in the manufacture of hardware products), Medicus Systems (principally engaged in the development and sale of computer software products for medical businesses), Nellcor Incorporated (principally engaged in the manufacture and sale of electronic patient monitoring systems) and Osteotech, Inc. (principally engaged in the development and sale of medical services and products).

         Robert J. Glaser, M.D. has been the Director for Medical Science and a Trustee of the Lucille P. Markey Charitable Trust, which provides major grants in support of basic biomedical research, since 1984. He is also a Consulting Professor of Medicine at Stanford University, where he served as the Dean of the School of Medicine from 1965 to 1970. Dr. Glaser was a founding member of the Institute of Medicine at the National Academy of Sciences and is a director of Alza Corporation (principally engaged in pharmaceutical research) and Nellcor Incorporated.



         MANAGEMENT RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS OF THE COMPANY.

         There are no family relationships between any of the nominees.

         The Board of Directors has an Audit Committee, which met one time during 1994 and presently consists of Mitchell J. Blutt, Walter J. McNerney and James G. Hellmuth. The Audit Committee is responsible for meeting with the Company's independent accountants to review the proposed scope of the annual audit of the Company's books and records, reviewing the findings of the independent accountants upon completion of the annual audit, and reporting to the Board of Directors with respect thereto. The Board of Directors also has a Compensation Committee, which conducted four meetings during 1994, presently consists of B. Martha Cassidy, William L. McCulloch and Walter J. McNerney, and is responsible for advising the Board on matters relating to the compensation of officers and key employees and certain of the Company's employee benefit plans. The Board of Directors met five times during 1994. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and committee(s) on which he or she served while he or she was a director and committee member during 1994, except for Thomas P. Cooper who attended 60% of the meetings of the Board of Directors.

                      COMPENSATION AND RELATED MATTERS

         The following Summary Compensation Table sets forth the annual salary (column c) and bonus (column d) paid and options granted (column g) during each of the past three years to the Company's Chief Executive Officer and the other executive officers of the Company whose annual salary and bonus in 1994 exceeded $100,000.

==================================================================================================================
                                                  Summary Compensation Table
- - ------------------------------------------------------------------------------------------------------------------
                                                                                Long-Term Compensation
                                                                                ----------------------------------
                                            Annual Compensation                 Awards                 Payouts
- - ------------------------------------------------------------------------------------------------------------------
               (a)                 (b)      (c)      (d)       (e)            (f)              (g)      (h)
                                                            Other Annual    Restricted Stock           LTIP
   Name and Principal Position     Year    Salary   Bonus1  Compensation2   Award(s)          Options  Payouts
                                            ($)       ($)      ($)              $             (#)3      ($)
- - ------------------------------------------------------------------------------------------------------------------
Ronald J. Manganiello              1994   $241,500  $52,000     -               -               -        -
   Chairman &                      1993   $230,000  $40,000     -               -             80,000     -
   Chief Executive Officer         1992   $180,000  $60,000     -               -               -        -
- - ------------------------------------------------------------------------------------------------------------------
Ivan R. Sabel                      1994   $252,000  $52,000     -               -               -        -
   President & Chief               1993   $240,000  $40,000     -               -             80,000     -
   Operating Officer               1992   $190,000  $60,000     -               -               -        -
- - ------------------------------------------------------------------------------------------------------------------
Richard A. Stein                   1994   $131,250  $26,000     -               -               -        -
   Vice President-Finance,         1993   $125,000  $20,000     -               -             40,000     -
   Secretary & Treasurer           1992   $100,000  $30,000     -               -               -        -
==================================================================================================================

1 With respect to 1994, $20,000 for each of Messrs. Manganiello and Sabel and $10,000 for Mr. Stein were paid in May 1995 in lieu of options and the balance of the above-reported bonuses were paid in April 1994 and related to 1993 performance. No bonuses were paid with respect to 1994 performance. With respect to 1993, the above-reported bonuses were paid in January 1993 and related to 1992 performance. With respect to 1992, the above-reported bonuses were paid in May 1992 in recognition of consummation of the Company's public offering on May 15, 1992.

2 Does not report the approximate cost to the Company of an automobile allowance furnished to the above persons, which amounts do not exceed the lesser of either $50,000 or 10% of the total of the person's annual salary and bonuses for 1994.

3 Reports the number of shares underlying options granted during each of the respective years. Does not include information relating to options granted in 1995. For information relating to options granted to the above persons by certain principal stockholders of the Company, see "Other Options" below.

         No Option Grants Table is set forth herein because no options were granted to the above-named executive officers during 1994.

         The following Option Exercises and Year-End Value Table sets forth, for each of the named executive officers, information regarding the number and value of unexercised options at December 31, 1994. No options were exercised by such persons during 1994.

==========================================================================================================================
                    Aggregate Option Exercises and Fiscal Year-End Option Value Table
- - --------------------------------------------------------------------------------------------------------------------------
      (a)                      (b)               (c)                (d)                              (e)
                                                            Number of Unexercised        Value of Unexercised In-The-
                            Number of                        Options at FY-End (#) 1        Money Options at FY-End ($)
                       Shares Acquired on
      Name                  Exercise       Value Realized ($)  Exercisable/Unexercisable     Exercisable/Unexercisable 4
- - --------------------------------------------------------------------------------------------------------------------------
Ronald J. Manganiello           -                 -             80,000 2     -                       $0 / $0
Ivan R. Sabel                   -                 -             80,000 2     -                       $0 / $0
Richard A. Stein                -                 -             42,500 3     -                       $0 / $0
==========================================================================================================================

- - -----------------------------

1 The reported options were granted by the Company to the named executive officers. Reference is made to "Other Options" below for information regarding options previously granted to such persons by certain principal stockholders of the Company.

2 The above-reported option was granted as of September 14, 1993 and is exercisable at $6.25 per share until September 14, 2001.

3 The above-reported options entitle Mr. Stein to purchase from the Company (i) 40,000 shares at a price of $6.25 per share through September 14, 2001 under an option granted on September 14, 1993; and (ii) 2,500 shares at a price of $8.00 per share through October 11, 1998 under an option granted on October 11, 1989.

4 Market value of underlying shares at December 31, 1994, minus the exercise price.

         No Long-Term Incentive Plan Awards Table is set forth herein because no long-term incentive plan awards were made to the above-named executive officers during 1994.


Employment Agreements and Arrangements

         The employment and non-compete agreement, dated May 16, 1994, between the Company and Ronald J. Manganiello, Chairman of the Board and Chief Executive Officer of the Company, provided for the continuation of his employment as Chairman of the Board and Chief Executive Officer for a period of five years. Pursuant to that agreement, he receives annual compensation equal to a base salary, which currently amounts to $241,500, plus an annual CPI-related adjustment (which is not being made with respect to his 1995 salary) and such bonus compensation as may be determined by the

Board of Directors. No bonus was paid to Mr. Manganiello based on the Company's 1994 performance. Any bonus compensation based on the Company's 1995 performance will be based upon a formula established by the Board relating to growth in revenues and pre-tax earnings, the targets for which are established annually by the Board.

         The employment and non-compete agreement, dated May 16, 1994, between the Company and Ivan R. Sabel, President and Chief Operating Officer of the Company, provided for the continuation of his employment in those positions for a period of five years. Pursuant to that agreement, Mr. Sabel receives annual compensation equal to a base salary, the current amount of which is $252,000, plus an annual CPI-related adjustment (which is not being made with respect to his 1995 salary) and any bonus compensation as may be determined by the Board of Directors. No bonus was paid to Mr. Sabel based on the Company's 1994 performance. The determination of any bonus compensation based on the Company's 1995 performance will be based upon a formula established by the Board relating to growth in revenues and pre-tax earnings, the targets for which are established annually by the Board.

         The employment and non-compete agreement, dated May 16, 1994, between the Company and Richard A. Stein, Vice President-Finance, Secretary and Treasurer of the Company, provided for the continuation of his employment in those positions for a period of five years. Pursuant to that agreement, Mr. Stein receives annual compensation equal to a base salary, the current amount of which is $131,250, plus an annual CPI-related adjustment (which is not being made with respect to his 1995 salary) and any bonus compensation as may be determined by the Board of Directors. No bonus was paid to Mr. Stein based on the Company's 1994 performance. The determination of any bonus based on the Company's 1995 performance will be based upon a formula established by the Board relating to growth in revenues and pre-tax earnings, the targets for which are established annually by the Board.

         The Company did not grant any stock options to the above executive officers in 1994.


Compensation Committee Report

      Practices and Policies Regarding Principal
      Executive Officers

         The following description of the Company's executive compensa- tion practices and policies is presented on behalf of the Compensation Committee of the Company's Board of Directors (the "Committee"). The fundamental philosophy of the Company's executive compensation program is to offer competitive compensation reflecting both individual and Company performance.

         The components of executive compensation consist of annual salaries, short-term compensation incentives or bonuses and stock option grants as a long-range incentive. The Committee seeks to reasonably compensate executives in amounts that fairly reward the executive officers for their performance as reflected by corporate accomplishments and create adequate incentives for their continued contributions to the Company's success. Annual salaries paid to the Company's principal executive officers during 1994 were 5% higher than those paid in 1993 as a result of the annual CPI - related adjustment provided under their employment agreements. (Annual salaries being paid to them in 1995 have not been increased over those paid in 1994.) Generally, decisions as to the payment of annual bonuses and the granting of stock options are based on both Company and individual performance and involve a consideration of numerous factors, including revenue growth, profitability increases (both as to total amount and as a percent of revenues) and expense curtailment (both as to total amount and as a percent of revenues) relevant to the corporate responsibilities borne by the particular executive officer. In May 1994, in lieu of the granting of long-term incentive options, Messrs. Manganiello and Sabel each were paid $20,000 and Mr. Stein was paid $10,000. No bonuses were paid to the Company's principal executive officers with respect to 1994 performance. Furthermore, no stock options were granted to them during 1994.

         On January 31, 1995, the Compensation Committee granted incentive stock options to the Company's principal executive officers under the Company's 1991 Stock Option Plan. Messrs. Ronald J. Manganiello, Ivan R. Sabel and Richard A. Stein received options to purchase 40,000 shares, 40,000 shares and 20,000 shares, respectively, with an exercise price of $2.75 per share, which was the closing sale price of the Company's Common Stock on the date of grant of the options. The options become exercisable cumulatively to the extent of 25% per year during the first four years after grant and expire ten years after grant. As discussed below, the options were granted primarily in recognition of certain initiatives taken by management at the end of 1994 and beginning of 1995 and in order to create long-term incentives to achieve improvement in the Company's future operating performance.

         The above-referenced initiatives taken by management in late 1994 and early 1995 included the formulation of a strategic business and restructuring plan designed to reduce operating expenses and eliminate unprofitable operating activities. Those initiatives included the recommended sale of the Company's three patient-care centers in Southern California, which resulted in a $2.1 million non-cash charge to earnings for the year ended December 31, 1994, and the closing of six unprofitable start-up patient-care centers, which resulted in a $460,000 charge to 1994 earnings to reserve for future lease and operating commitments. Furthermore, the initiatives included a reduction in overhead expense through cuts in payroll and other operating expenses that are expected to eliminate in 1995 approximately $1 million of expenses that were incurred in 1994.

         The stock options granted on January 31, 1995, to the Company's principal executive officers also were intended to further incentivize those officers to (i) successfully implement the initiatives described above, (ii) increase the Company's revenues and the number of its patient-care facilities and products sold through strategic acquisitions, (iii) continue to centralize the administrative functions of acquired patient-care centers to achieve cost efficiencies, (iv) continue to transform the Company's network of patient-care centers into a fully integrated practice management organization and (v) align the long-term interests of the executive officers with those of the Company's stockholders by affording them an opportunity to increase their equity interest in the Company through the acquisition of additional shares of Common Stock upon the exercise of the options.

         The employment agreements with Messrs. Manganiello, Sabel and Stein provide for the possible payment of bonuses to them in the future based on a formula adopted by the Board relating to growth in revenues and pre-tax earnings, the targets for which will be established annually by the Board. In addition, pursuant to the employment agreements, the Board will consider the grant of additional options on an annual basis. While it is anticipated that such grants will be awarded, no commitments have been made for such grants.

         By:  The Compensation Committee of the
              Board of Directors
              B. Martha Cassidy
              William L. McCulloch
              Walter J. McNerney

         The foregoing Compensation Committee report shall not be deemed to be filed with the Securities and Exchange Commission for purposes of the Securities Exchange Act of 1934 (the "1934 Act"), nor shall such report be deemed to be incorporated by reference in any past or subsequent filing by the Company under the 1934 Act or the Securities Act of 1933, as amended (the "1933 Act").


Stock Options

         1991 Stock Option Plan. In December 1983, the Board of Directors adopted and the stockholders of Hanger approved, and in September 1991 the stockholders amended, a Stock Option Plan (the "1991 Plan"), which provides for the grant of both "incentive stock options" under Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), as well as nonqualified stock options. The 1991 Plan is administered by the Committee and provides for the grant of options to officers and key employees of Hanger to purchase up to an aggregate of 1,500,000 shares of Common Stock at not less than 100% of fair market value on the date granted. As of April 21, 1995, incentive stock options and nonqualified stock options granted under the 1991 Plan to purchase a total of 579,042 shares of Common Stock under the 1991 Plan, at prices ranging from $2.75 to $12.25 per share, were outstanding and held by a total of 151 persons. Of such options, options relating to 238,374 shares of Common Stock are presently exercisable.

         1993 Non-Employee Directors Stock Option Plan. Under the Company's 1993 Non-Employee Directors Stock Option Plan (the "1993 Plan"), directors of the Company who are not employed by the Company or any affiliate of the Company are eligible to receive options under the 1993 Plan. A total of 250,000 shares of Common Stock were reserved for possible issuance upon the exercise of options under the 1993 Plan. On October 12, 1993, an option for 5,000 shares was granted to each of the six eligible directors, for a total of 30,000 shares, at an exercise price of $6.00 per share (which was equal to the closing sale price of the shares on the American Stock Exchange on the date of grant). On June 22, 1994, an option for 5,000 shares was granted to each of such directors, for a total of 30,000 shares, at an exercise price of $4.375 per share (which was equal to the closing sale price of the shares on the American Stock Exchange on the date of grant). Under the 1993 Plan, an option to purchase 5,000 shares will be granted automatically on an annual basis to each eligible director on the third business day following the date of each Annual Meeting of Stockholders at which the eligible director is elected. The exercise price of each option will be equal to 100% of the closing sale price of the shares as reported by the American Stock Exchange on the date the option is granted. Each option will become exercisable in four equal annual installments, commencing on the first anniversary of the date of grant. Each option will expire ten years from the date of grant, provided, however, that in the event of termination of a director's service other than by reason of total and permanent disability or death, the then outstanding options of such holder will expire three months after such termination. Outstanding options remain exercisable for one year subsequent to termination of service by reason of total and permanent disability or death. Options immediately vest and become fully exercisable in the event thirty-day notice of a merger or consolidation of the Company is given to optionees pursuant to the 1993 Plan. The option exercise price must be paid in full upon exercise in cash or shares of Common Stock or in a combination of cash and shares.

         Nonqualified Stock Options. Hanger has granted nonqualified stock options other than pursuant to the 1991 Plan and the 1993 Plan to certain directors, officers and members of the Board of Advisors which permit such persons to acquire shares of Common Stock generally at not less than 100% of fair market value on the date granted. As of April 21, 1995, nonqualified stock options granted other than pursuant to the 1991 Plan and 1993 Plan to purchase a total of 62,500 shares of Common Stock, at prices ranging from $4.76 to $12.00 per share, were outstanding and held by a total of 8 persons. Of such nonqualified stock options, options relating to 58,750 shares of Common Stock are presently exercisable.


Directors' Fees

         Directors who are not officers or employees of the Company receive an annual fee of $2,000 plus $1,500 for each meeting attended.


Warrants

         In connection with the Company's purchase on November 8, 1990, of the Manufacturing Division of Ralph Storrs, Inc. ("Storrs"), the Company effected a $2.45 million, seven-year loan from CVCA (the "Loan") in connection with which the Company was required to issue to CVCA warrants to purchase shares of the Company's Common Stock in the event the Loan was not repaid prior to certain dates. Because the Loan was not repaid prior to August 6, 1991 (i.e., 271 days after the date of the Loan), the Company, pursuant to its loan agreement with CVCA dated November 8, 1990, issued warrants to CVCA and Exeter Capital L.P. ("Exeter") entitling them to purchase at a price of $4.16 per share 225,914 and 71,969 shares, respectively, the sum of which equalled 5% of the then outstanding shares of Common Stock. Because the Loan was not repaid prior to November 5, 1991 (i.e., 361 days after the date of the Loan), the Company, pursuant to its November 8, 1990 loan agreement with CVCA, issued to CVCA and Exeter additional warrants entitling them to purchase at a price of $7.65 per share 244,735 and 77,964 shares, respectively, the sum of which equalled an additional 5% of the then outstanding shares of Common Stock. The warrants are exercisable on or before December 31, 2001, and the exercise prices are equal to the market value of the Common Stock on the dates of grant of the warrants.


Other Options

         On May 16, 1994, CVCA granted Messrs. Manganiello, Sabel and Stein options (the "New Manager Options") entitling them to purchase from CVCA 132,720 shares, 118,500 shares and 62,568 shares, respectively, at a price of $6.00 per share on or before May 16, 1995. (Those options replaced options previously granted by CVCA to the executive officers in 1990 that expired on May 13, 1994.) On September 22, 1994, the expiration date of the New Manager Options was extended to March 22, 1996 and the exercise price of such options was reduced to $3.875 per share, which amount exceeded the $3.625 closing sale price of the Common Stock as reported on the American Stock Exchange at the close of business on September 22, 1994. In addition, on September 22, 1994, the December 31, 1995 expiration date of additional stock options that previously had been granted by CVCA to Messrs. Manganiello, Sabel and Stein on March 14, 1991 (the "Additional Manager Options") was extended to March 22, 1996 and the previous $6.00 and $8.00 per share exercise prices thereof were reduced to $3.875 per share. Messrs. Manganiello, Sabel and Stein are entitled to purchase 93,390 shares, 107,609 shares and 63,126 shares, respectively, from CVCA pursuant to the Additional Manager Options.

                         PRINCIPAL STOCKHOLDERS

         The following table sets forth the number of shares of Common Stock beneficially owned as of April 21, 1995 by: (i) each person known by Hanger to be the beneficial owner of 5% or more of such class of securities, (ii) each director and nominee for director of Hanger and (iii) all directors and officers of Hanger as a group.

                                   Number of        Percent of
Directors and 5%                   Shares of       Outstanding
 Stockholders                   Common Stock(1)   Common Stock(1)

CVCA(2).....................       2,296,361           26.2%

Ronald J. Manganiello (3)...         305,451            3.6%

Ivan R. Sabel, CPO (4)......         293,351            3.4%

Mitchell J. Blutt, M.D. (5).           --                --

B. Martha Cassidy (6) ......           1,250             *

Thomas P. Cooper, M.D. (7)..           3,000             *

Robert J. Glaser, M.D. (8)..           3,500             *

James G. Hellmuth (9).......           1,500             *

William L. McCulloch (10)...           1,250             *

Walter J. McNerney (11).....           7,500            0.1%

All directors and officers as a
  group (10 persons) (12)...         770,514            8.6%

- - ------------------

 * Holding constitutes less than .1% of the outstanding shares of the class.

(1) Assumes in the case of each stockholder listed in the above list that all presently exercisable warrants or options held by such stockholder were fully exercised by such stockholder, without the exercise of any warrants or options held by any other stockholders.

(2) Includes 225,914 shares that may be purchased from the Company by CVCA at $4.16 per share and 244,735 shares that may be purchased from the Company by CVCA at $7.65 per share under warrants, dated as of August 6, 1991 and November 5, 1991, re-spectively, on or prior to December 31, 2001. Reference is made to notes (5) and (6) below for information relating to two directors of the Company that are affiliated with CVCA. The address of CVCA is 270 Park Avenue (5th Floor), New York, New York 10017.

(3) Includes (i) 1,400 shares of Common Stock owned directly by Mr. Manganiello's spouse; (ii) 226,110 shares of Common Stock that may be purchased by him from CVCA at a price of $3.875 per share upon the exercise of New Manager Options and Additional Manager Options which expire on March 22, 1996; and
         (iii) 20,000 shares of Common Stock which may be purchased by him from the Company at a price of $6.25 per share until September 14, 2003 pursuant to the first installment of an incentive stock option granted on September 14, 1993, which cumulatively vests in four annual 25% installments commencing September 14, 1994. Does not include (i) 60,000 shares of Common Stock which may be purchased by him pursuant to the remaining three installments of the incentive stock option granted on September 14, 1993; or (ii) 40,000 shares of Common Stock which may be purchased by him from the Company at a price of $2.75 per share until January 31, 2005, pursuant to an incentive stock option granted on January 31, 1995, which cumulatively vests in four annual 25% installments commencing January 31, 1996.

(4) Includes (i) 226,109 shares of Common Stock that may be purchased by Mr. Sabel from CVCA at a price of $3.875 per share upon the exercise of New Manager Options and Additional
         Manager Options which expire on March 22, 1996; and (ii)
         20,000 shares of Common Stock which may be purchased by him from the Company at a price of $6.25 per share until September
         14, 2003 pursuant to the first installment of an incentive stock option granted on September 14, 1993, which cumulatively vests in four annual 25% installments commencing September 14, 1994. Does not include (i) 60,000 shares of Common Stock which may be purchased by him pursuant to the remaining three installments of the incentive stock option granted on September 14, 1993; or (ii) 40,000 shares of Common Stock which may be purchased by him from the Company at a price of $2.75 per share until January 31, 2005, pursuant to an incentive stock option granted on January 31, 1995, which cumulatively vests in four annual 25% installments commencing January 31, 1996.

(5) Does not include the shares reported above as owned by CVCA. Dr. Blutt is a General Partner of CVP, the sole General
         Partner of CVCA. He disclaims beneficial ownership of the shares beneficially owned by CVCA.

(6) Includes 1,250 shares which may be purchased by Ms. Cassidy from the Company at a price of $6.00 per share until October 12, 2003, pursuant to the first installment of an option granted on October 12, 1993, which cumulatively vest in four annual 25% installments commencing October 12, 1994. Does not include (i) the shares reported above as owned by CVCA; (ii) 3,750 shares of Common Stock that may be purchased by her pursuant to the remaining three installments of the stock option granted on October 12, 1993; or (iii) 5,000 shares of Common Stock which may be purchased by her from the Company at a price of $4.375 per share until June 22, 2004 pursuant to a nonqualified stock option granted on June 22, 1994, which cumulatively vests in four annual 25% installments commencing June 22, 1995. Ms. Cassidy is a former General Partner of CVP, the sole General Partner of CVCA, and retains a pecuniary interest in a portion of CVCA's holdings. She disclaims beneficial ownership of the shares beneficially owned by CVCA.

(7) Includes (i) 250 shares of Common Stock which may be purchased by Dr. Cooper at a price of $6.00 per share until August 13, 1998, pursuant to the exercise of a nonqualified stock option granted on August 13, 1990; and (ii) 1,250 shares which may be purchased by him from the Company at a price of $6.00 per share until October 12, 2003, pursuant to the first installment of an option granted on October 12, 1993, which cumulatively vests in four annual 25% installments commencing October 12, 1994. Does not include (i) 3,750 shares of Common Stock that may be purchased by him pursuant to the remaining three installments of the stock option granted on October 12, 1993; or (ii) 5,000 shares of Common Stock which may be purchased by him from the Company at a price of $4.375 per share until June 22, 2004 pursuant to a nonqualified stock option granted on June 22, 1994, which cumulatively vests in four annual 25% installments commencing June 22, 1995.

(8)      Includes (i) 1,250 shares of Common Stock which may be
         purchased by Dr. Glaser from the Company at a price of $6.00 per share until October 12, 2003 pursuant to the first
         installment of a nonqualified stock option granted on October
         12, 1993, which cumulatively vests in four annual 25%
         installments commencing October 12, 1994; and (ii) 1,250
         shares of Common Stock which may be purchased by him from the
         Company at a price of $6.25 per share until September 14, 2003 pursuant to the first installment of a nonqualified stock
         option granted on September 14, 1993, which cumulatively vests in four annual 25% installments commencing September 14, 1994. Does not include
         (i) 3,750 shares of Common Stock that may be purchased by him pursuant to the remaining three installments of the stock option granted on October 12, 1994; (ii) 3,750 shares of Common Stock that may be purchased by him pursuant to the remaining three installments of the stock option granted on September 14, 1993; or (iii) 5,000 shares which may be purchased by Mr. Glaser from the Company at a price of $4.375 per share until June 22, 2004 pursuant to an option granted on June 22, 1994, which cumulatively vests in four annual 25% installments commencing June 22, 1995.

(9) Includes (i) 250 shares of Common Stock which may be purchased by Mr. Hellmuth at a price of $6.00 per share until August 13, 1998, pursuant to the exercise of a nonqualified stock option granted on August 13, 1990; and (ii) 1,250 shares which may be purchased by him from the Company at a price of $6.00 per share until October 12, 2003, pursuant to the first installment of an option granted on October 12, 1993, which cumulatively vests in four annual 25% installments commencing October 12, 1994. Does not include (i) 3,750 shares of Common Stock that may be purchased by him pursuant to the remaining three installments of the stock option granted on October 12, 1993; or (ii) 5,000 shares of Common Stock which may be purchased by him from the Company at a price of $4.375 per share until June 22, 2004 pursuant to a nonqualified stock option granted on June 22, 1994, which cumulatively vests in four annual 25% installments commencing June 22, 1995.

(10) Includes 1,250 shares of Common Stock which may be purchased by Mr. McCulloch from the Company at a price of $6.00 per share until October 12, 2003 pursuant to the first installment of a nonqualified stock option granted on October 12, 1993, which cumulatively vests in four annual 25% installments commencing October 12, 1994. Does not include (i) 3,750 shares of Common Stock that may be purchased by him pursuant to the remaining three installments of the stock option granted on October 12, 1993; or (ii) 5,000 shares which may be purchased by Mr. McCulloch from the Company at a price of $4.375 per share until June 22, 2004 pursuant to an option granted on June 22, 1994, which cumulatively vests in four annual 25% installments commencing June 22, 1995.

(11) Includes (i) 6,250 shares of Common Stock that may be purchased by Mr. McNerney at a price of $4.76 per share until December 31, 1999, pursuant to an option granted on January 1, 1990 and (ii) 1,250 shares of Common Stock which may be purchased by Mr. McNerney at a price of $6.00 per share until October 12, 2003, pursuant to the first installment of an option granted on October 12, 1993, which cumulatively vests in four annual 25% installments commencing October 12, 1994.

         Does not include (i) 3,750 shares of Common Stock which may be purchased by him pursuant to the remaining three installments of the stock option granted on October 12, 1993; or (ii) 5,000 shares of Common Stock which may be purchased by him from the Company at a price of $4.375 per share until June 22, 2004 pursuant to a nonqualified stock option granted on June 22, 1994, which cumulatively vests in four annual 25% installments commencing June 22, 1995.

(12)     Includes: (i) the shares referred to as included in notes (3),
         (4) and (6) through (11) above; (ii) 15,518 shares of Common Stock owned of record by Richard A. Stein; (iii) 2,500 shares of Common Stock which may be purchased from the Company by Mr. Stein at a price of $8.00 per share until October 11, 1998, pursuant to the exercise of a stock option granted on October 11, 1989; (iv) 125,694 shares of Common Stock which may be purchased by Mr. Stein from CVCA at a price of $3.875 per share upon the exercise of New Manager Options and Additional Manager Options which expire on March 22, 1996; and (v) 10,000 shares of Common Stock which may be purchased by Mr. Stein from the Company at a price of $6.25 per share until September 14, 2003 pursuant to the first installment of an incentive stock option granted on September 14, 1993, which cumulatively vests in four annual 25% installments commencing September 14, 1994. Does not include (i) 30,000 shares of Common Stock which may be purchased by Mr. Stein pursuant to the three remaining installments of the incentive stock option granted on September 14, 1993; (ii) 20,000 shares of Common Stock which may be purchased by Mr. Stein from the Company at a price of $2.75 per share until January 31, 2005, pursuant to an incentive stock option granted on January 31, 1995, which cumulatively vests in four annual 25% installments commencing on January 31, 1996; or (iii) the shares referred to as not included in notes (3) through (11) above.

         The preceding table does not include 300 shares of the Company's non-voting Class C Preferred Stock, which constitutes all the outstanding shares of that class, held by the former shareholders of Scott Orthopedics, Inc., which company was acquired by Hanger on February 13, 1990.

                           STOCK PERFORMANCE CHART

         The following chart compares the Company's cumulative total stockholder return with the S&P 500 Index, a performance indicator of the overall stock market, and Company-determined peer group index.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
               AMONG HANGER ORTHOPEDIC GROUP, INC., S&P 500 INDEX &
                                 PEER GROUP INDEX**

          ----------------------------------------------------------------



                  [OMITTED GRPHICAL DATA PRESENTED IN CHART BELOW]




          ----------------------------------------------------------------
                      1989   1990   1991    1992   1993   1994
                                           YEARS ***

              ___ Hanger Orthopedic   ___ S&P 500     ___ Peer Group
                  Group, Inc.

                           Assumes $100 invested on January 1, 1989.

* Total return assumes reinvestment of dividends and based on market capitalization.

** The 12 issuers of common stock included in the peer group index are Advantage Health Corporation, CBL Medical Inc., Comprehensive Corp., Continental Medical Corp., DRGA Medical Co., Greenery Rehabilitation Co., Healthsouth Rehabilitation Co., Meadowbrook Rehabilitation Co., National Rehabilitation Co., Novacare Inc., Rehabclinics Inc. and Sherra Tucson Co.

***      Fiscal year ending December 31.


===============================================================================
                             1989    1990    1991     1992     1993     1994
- - -------------------------------------------------------------------------------
Hanger Orthopedic Group,   $100.00  $71.51  $586.38  $471.97  $357.55  $171.62
Inc. Common Stock
- - -------------------------------------------------------------------------------
S&P 500 Index               100.00   96.89   126.42   136.05   149.76   151.74
- - -------------------------------------------------------------------------------
Peer Group Index            100.00  123.92   284.87   211.05   147.39   140.33
===============================================================================

         The foregoing Stock Performance Chart shall not be deemed to be filed with the Securities and Exchange Commission for purposes of the 1934 Act, nor shall such material be deemed to be incorporated by reference in any past or subsequent filing by the Company under the 1934 Act or the 1933 Act.

                   PROPOSAL TWO - INDEPENDENT ACCOUNTANTS

         The Company's Board of Directors has appointed the accounting firm of Coopers & Lybrand to serve as the Company's independent accountants for the current fiscal year ending December 31, 1995. The firm has served in that capacity for the Company's past eight fiscal years. A resolution will be presented at the Annual Meeting to ratify the appointment by the Company's Board of Directors of Coopers & Lybrand to serve as the Company's independent public accountants for the current fiscal year. A majority vote is required for ratification. A representative of Coopers & Lybrand will be present at the Annual Meeting to answer any questions concerning the Company's financial statements and to make a statement if he desires to do so.

                        1996 STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented at the 1996 Annual Meeting, which presently is expected to be held in June 1996, must be received by the Secretary of the Company, 7700 Old Georgetown Road, Bethesda, Maryland 20814, no later than January 1, 1996, in order for them to be considered for inclusion in the 1996 Proxy Statement.

                              OTHER MATTERS

         Management is not aware of any other matters to be considered at the Annual Meeting. If any other matters properly come before the Meeting, the persons named in the enclosed Proxy will vote said Proxy in accordance with their discretion.


                                          By Order of the Board of Directors

                                          HANGER ORTHOPEDIC GROUP, INC.




                                          Richard A. Stein
                                          Secretary
May 1, 1995

                                  PROXY
                       HANGER ORTHOPEDIC GROUP, INC.
                         7700 Old Georgetown Road
                         Bethesda, Maryland 20814

         This proxy is solicited by the Board of Directors for the ANNUAL MEETING OF STOCKHOLDERS of Hanger Orthopedic Group, Inc. (the "Company"), a Delaware corporation, on June 9, 1995, 10:00 a.m., local time.

         The undersigned appoints Ronald J. Manganiello and Ivan R. Sabel, and each of them, a proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock, par value $.01 per share, of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held June 9, 1995, or at any adjournment thereof, with all powers the undersigned would have if personally present.

         The Board of Directors recommends voting FOR the following proposals:

1.       To Elect Directors

      ---- FOR all nominees listed below (except as marked to the contrary below)

         MITCHELL J. BLUTT, M.D., B. MARTHA CASSIDY, THOMAS P. COOPER, ROBERT J. GLASER, M.D., JAMES G. HELLMUTH, RONALD J. MANGANIELLO,
WILLIAM L. MCCULLOCH, WALTER J. MCNERNEY and IVAN R. SABEL.

         (INSTRUCTION: To withhold authority for any individual nominee, write that nominee's name on the space provided below.)




      ---- WITHHOLD AUTHORITY to vote for all nominees listed above.

2. Proposal to ratify the selection of Coopers & Lybrand as the independent accountants for the Company for the current fiscal year.

                FOR ----   AGAINST ----    ABSTAIN ----

3. In their discretion, the Proxies are authorized to vote upon such other business as properly may come before the meeting.

         THE SHARES WILL BE VOTED AS DIRECTED ABOVE, AND WITH RESPECT TO OTHER MATTERS OF BUSINESS PROPERLY BEFORE THE MEETING AS THE
PROXIES SHALL DECIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

                              [Reverse side]


Sign exactly as your name appears hereon. When signing in a representative or fiduciary capacity, indicate title. If shares are held jointly, each holder should sign.


Date ___________________________________ , 1995


_______________________________________________

_______________________________________________

          Signature of Stockholder(s)































228001\ahb\95-PROXY.doc